Exhibit 16.1

March 25, 2021

Securities and Exchange

Commission 100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Telefonaktiebolaget LM Ericsson (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Exhibit 16.1 of the 20-F of Telefonaktiebolaget LM Ericsson dated March 25, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers AB
Stockholm, Sweden